Exhibit 10.1

VIA EMAIL

June 15, 2023

Mr. Mark Goldston

mark@athleticpropulsionlabs.com

Re:	Offer of Employment

Dear Mark:

On behalf of Beachbody, LLC (“Beachbody” or the “Company”), a wholly-owned subsidiary of The Beachbody Company, Inc. (“Parent”), I am pleased to offer you employment as Executive Chairman of the Board commencing on June 15, 2023, subject to approval from the Board of Directors of the Company (the “Board”) for this appointment (the “Start Date”).

During your employment period, you agree that you shall not be entitled to receive a base salary, benefits or bonus opportunity. You acknowledge and agree that the stock option grant (as detailed below) constitutes full payment of wages earned by you for your employment with the Company.

You will be granted one or more stock options to purchase an aggregate 23,883,265 shares of Parent’s Class A common stock (the “Stock Options”). The Stock Options will be non-qualified stock options and will have a per share exercise price equal to the fair market value of our Class A common stock on the date of grant. The Stock Options will be granted pursuant to and will be subject to the terms of Parent’s applicable equity plan (the “Plan”), and to the terms of one or more stock option agreements in forms prescribed by the Company, and will be granted as of the “Grant Date”, which shall be defined as the earliest 15th day of a calendar month to occur on or after your Start Date (unless the New York Stock Exchange is closed on such 15th of the month, in which case the Grant Date will be the first trading date following the 15th). The Stock Options will vest according to the vesting schedule detailed in the applicable option agreement. If your employment is terminated by Beachbody for Cause, any vested stock options will be immediately forfeited.

Concurrent with any termination of your employment from the Company, you agree to resign from the Board of Directors effective no later than your termination date.

“Cause” means: (i) your misconduct or intentional actions that has or is reasonably expected to have a material adverse economic effect on the Company; (ii) your acts or threats of violence in any manner affecting the Company’s reputation or otherwise connected to your employment in any way; (iii) your alcohol or substance abuse; (iv) your wrongful destruction of Company property; (v) any crime involving fraud, embezzlement, theft, conversion or dishonesty against the Company; or any conviction, or plea of guilty or nolo contendere, in a valid court of law for any other financial crime or felony; (vi) any act of fraud or personal dishonesty by you which relates to or involves the Company in any material way, including misrepresentation on your employment application or other materials provided in the course of seeking employment (or continued employment) at the Company; (vii) unauthorized disclosure by you of confidential information of the Company; (viii) your material violation of any written policy of the Company; or (ix) gross negligence of, or gross incompetence in, the performance of your duties for the Company as determined in good faith by the Board. For purposes of this definition, references to the “Company” includes the Company and its parent corporate, The Beachbody Company, Inc.

400 Continental Blvd., Suite 400, El Segundo, California 90245            (310) 883-9000

Mark Goldston

Offer of Employment

June 15, 2023

The Company shall indemnify you to the fullest extent allowed by law, in accordance with the terms of the Company’s Certificate of Incorporation and Bylaws, subject to the terms and conditions of the Company’s form of Indemnification Agreement for executive officers, attached hereto as Exhibit A. Further, the Company shall provide coverage for you under a satisfactory directors and officers liability insurance policy throughout your employment at Beachbody and thereafter. Coverage for you under such directors and officers liability insurance policy shall be reviewed for potential increase upon your request.

This offer of employment, and your continued employment at Beachbody, is contingent upon the satisfactory completion of reference/background checks. In addition, as a condition of employment, you will be required to execute a Confidentiality and Non-Solicitation Agreement and a Dispute Resolution Agreement.

This offer letter does not constitute an employment agreement for a specified term. Your employment with Beachbody, like our other employees, will be “at-will,” permitting you or Beachbody to terminate the employment relationship at any time, for any lawful reason, with or without Cause or prior notice. Your at-will status can only be modified in writing and signed by both you and the Chief Executive Officer. By your signature on this letter, you acknowledge, understand and agree that the employment relationship is at-will.

I am very excited about the contribution you will make to this exciting enterprise. If you share my enthusiasm and these terms and conditions are satisfactory to you, please acknowledge and accept this offer by signing this letter and returning it to Kathy Vrabeck, Chief Operating Officer, via email at kvrabeck@bodi.com on or before June 15, 2023.

Very truly yours,

Carl Daikeler

Chief Executive Officer

I hereby accept the Beachbody “at will” employment offer and confirm my compensation terms as described in this letter and understand that it does not constitute an employment contract.

Agreed to and accepted this 15th day of June, 2023

/s/ Mark Goldston

MARK GOLDSTON

400 Continental Blvd., Suite 400, El Segundo, California 90245      (310) 883-9000